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                                                                    Exhibit 21

                 Subsidiaries of Integra LifeSciences Corporation

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Name of Subsidiary                                                     State of Incorporation
------------------                                                     ----------------------
1.    ABS LifeSciences, Inc.                                           Delaware
2.    Advanced Reproductive Health Corporation                         Delaware
3.    Applied Regenerative Technologies, Inc.                          Delaware
4.    Biomaterials Corporation                                         Delaware
5.    Colla-Tec, Inc.                                                  Delaware
6.    Integra (Artifical Skin) Corp.                                   Delaware
7.    Integra LifeSciences Surgical Products Corporation               Delaware
8.    Integra LifeSciences I, Ltd.                                     Delaware
9.    Intellectual Properties Corporation                              Delaware
10.   Medicol Sciences, spol. s r.o.                                   Czech Republic
11.   Medicus Technologies, Inc.                                       Delaware
12.   Vitaphore Corporation                                            Delaware
13.   Telios Pharmaceuticals, Inc.                                     Delaware


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